Exhibit 99.1

(NASDAQ:OSBC)

Contact:	J. Douglas Cheatham	For Immediate Release
	Chief Financial Officer	August 1, 2016
(630) 906-5484

Old Second Announces Agreement to Acquire the Chicago Branch of Talmer Bank and Trust

AURORA, Ill., August 1, 2016 — Old Second Bancorp, Inc. (the “Company” or “Old Second”) (NASDAQ: OSBC) today announced that its banking subsidiary, Old Second National Bank (the “Bank”), has agreed to acquire the Chicago branch of Talmer Bank and Trust, the banking subsidiary of Talmer Bancorp, Inc. (“Talmer”) (NASDAQ: TLMR), including approximately $82 million of deposits and approximately $238 million of loans.

Talmer’s Chicago office is led by veteran commercial bankers, Gary Collins, Robert Moore and Dave Neilson.  “We have been looking for an acquisition opportunity in the Chicagoland area for some time and this transaction contains many of the elements we desire in a transaction, including a strong team of commercial lenders led by Robert and Dave,” said James L. Eccher, Chief Executive Officer and President of Old Second.  “We will continue to look for additional expansion opportunities in our existing and adjacent markets.”

Upon completion of the transaction, Gary Collins, Vice Chairman of Talmer, is expected to join Old Second as Vice Chairman and as a director of Old Second and the Bank.  In addition, Old Second plans to appoint Hugh McLean, President of the Illinois Region of Talmer Bank and Trust, as a director of the Bank. Prior to joining Talmer in 2010, Mr. Collins and Mr. McLean worked together at several Chicago area banks, including as co-vice chairmen at a large Chicago bank.  “Gary and Hugh bring a wealth of experience to our management team,” Eccher said.  “I look forward to working with them to identify profitable growth opportunities for Old Second.”

The acquisition is expected to close in the fourth quarter of 2016, subject to regulatory approval, the completion of Talmer’s pending merger with Chemical Financial Corporation and other customary closing conditions.  Old Second is being advised by Barack Ferrazzano Kirschbaum & Nagelberg LLP as legal counsel.

Financial Information

The following tables present certain unaudited historical financial information for Old Second and for the loan portfolio and deposits that Old Second expects to acquire pursuant to the transaction, and data regarding the estimated financial impact of the transaction.  This financial information does not purport to be indicative of future position or operating results.

	(unaudited) As of June 30, 2016
	Old Second Bancorp, Inc.	Acquired Branch
Financial Overview
(dollars in millions)
Total Assets	$2,159.8
Gross Loans Held for Investment	1,161.2	$238.3
Total Deposits	1,782.1	82.3
Total Branches	25	1

Transaction Impact Overview
(dollars in millions)
Deposit Premium to be Paid		$6.5
Estimated Credit Mark		2.4
Estimated Pre-tax Synergies		1.3
Estimated One-time Transaction Costs		0.1
Estimated Transaction Impacts:
Tangible Book Value Dilution		6%
2016 Earnings Per Share		4%
2017 Earnings Per Share		> 15%
Tangible Book Value Earnback		3.25 Years
Estimated Return on Invested Capital		> 15%

About Old Second Bancorp, Inc.

Old Second Bancorp, Inc. is a financial services company with its headquarters located in Aurora, Illinois.  The Company is the holding company for Old Second National Bank, a national banking organization headquartered in Aurora, Illinois, which provides commercial, treasury management and retail banking services, as well as trust and wealth management services, through offices located in Kane, Kendall, DeKalb, DuPage, LaSalle, Will and Cook counties in Illinois.  Additional information concerning Old Second can be accessed on the internet at www.oldsecond.com.

Forward Looking Statements

This release contains forward-looking statements about Old Second’s future plans, strategies and financial performance that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and this statement is included for purposes of complying with these safe harbor provisions. These statements can be identified by the fact that they do not relate strictly to historical or current facts and often include words such as “will,” “plan,” “believe,” “expect,” “anticipate,” “intend,” and “estimate.” These forward-looking statements are based on current plans and expectations, which are subject to a number of risk factors and uncertainties that could cause future results to differ materially from historical performance or future expectations. These differences may be the result of various factors, including, among others: a failure of the parties to obtain required regulatory approvals or satisfy the other closing conditions in a timely manner or at all; disruptions to the parties’ businesses as a result of the announcement and pendency of the branch acquisition and Talmer’s pending merger transaction with Chemical Financial Corporation; costs or difficulties related to the integration of the business of the acquired branch following the closing of the transaction; the risk that the anticipated benefits, cost savings and any other savings from the transaction may not be fully realized or may take longer than expected to realize; changes in general business, industry or economic conditions or competition; and changes in interest rates. Additionally, all statements in this release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. For additional information concerning the Company and its business, including other factors that could materially affect the Company’s financial results or cause actual results to differ substantially from those discussed or implied in forward looking statements contained in this release, please review our filings with the Securities and Exchange Commission.